Exhibit 99.1

FIRST KEYSTONE CORPORATION

FOR IMMEDIATE RELEASE

Date: April 25, 2018

Contact:	Robert A. Bull

Chairman of the Board

570-752-3671

First Keystone Corporation Announces Leadership Change

Berwick, PA, April 25, 2018 – First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, announced today that Matthew P. Prosseda has resigned from the corporation and bank effective immediately. As a result, he is no longer the President and Chief Executive Officer or a director of the corporation and bank. “The Board of Directors would like to thank Matt for his leadership over the years. We wish him well in his future endeavors,” said Robert A. Bull, Chairman of the Board of Directors.

The Boards of Directors have appointed Elaine A. Woodland as interim President and Chief Executive Officer of the corporation and the bank until a permanent successor is named. Ms. Woodland has served as the Treasurer of the corporation and Chief Operating Officer of the bank since 2014. To assist Ms. Woodland in the operations of the corporation and bank, the Board of Directors has also formed a Management Committee comprised of Chairman of the Board, Robert A. Bull, and Directors John G. Gerlach and David R. Saracino.

A search committee comprised of the entire Board of Directors has been established to identify a new President and Chief Executive Officer. The committee will evaluate both internal and external candidates for the position. No timeline has been established to select a successor. Mr. Bull added, “While change is a necessary part of every growing company, we strongly believe that our senior management team and employees will lead First Keystone Corporation through this transition while continuing to execute our strategic plan and deliver the highest quality financial services to our customers.”

About First Keystone Corporation

First Keystone Corporation is the parent holding company for First Keystone Community Bank which provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank recently celebrated its 150th anniversary being an independently owned community bank since 1864. The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties.

Forward-Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of First Keystone Corporation to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.